As filed with the Securities and Exchange Commission on January 24, 2003.

Registration No. 33-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

A. SCHULMAN, INC.
(Exact name of Registrant as specified in its charter)

Delaware	34-0514850
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3550 West Market Street
Akron, Ohio	44333
(Address of Principal Executive Offices)	(Zip Code)

A. Schulman, Inc. 2002 Equity Incentive Plan
(Full Title of the Plan)

Robert A. Stefanko	Copy to:	Laura D. Nemeth, Esq.
A. Schulman, Inc.		Squire, Sanders & Dempsey L.L.P.
3550 West Market Street		4900 Key Tower, 127 Public Square
Akron, Ohio 44333		Cleveland, Ohio 44114
(330) 666-3751		(216) 479-8500

(Name and Address of Agent For Service)

(330) 666-3751
(Telephone Number, Including Area Code, of Agent For Service)

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Registration Fee
to be Registered	Registered (1)(2)	Share (3)	Price (2)(3)	(3)

Common Stock $1.00 par value	4,500,000	$16.525	$74,362,500	$6,841.35

(1)	Includes associated rights pursuant to the Registrant’s Rights Agreement.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an undetermined number of additional shares of Common Stock that may be issued if the antidilution provisions of the Plan become operative.

(3)	Based on the average of high and low prices of shares of the Common Stock in the NASDAQ National Market System on January 22, 2003, determined in accordance with Rule 457(c) under the Securities Act, as permitted by Rule 457(h)(1) of the Securities Act, solely for purposes of determining the amount of the registration fee.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 6. Indemnification of Directors and Officers
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-4(L) 2002 Equity Incentive Plan
EX-5 Opinion of Squire, Sanders & Dempsey LLP
EX-23(B) Consent of PriceWaterhouseCoopers LLP
EX-24 Powers of Attorney

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The documents containing the information required by this Part I will be sent or given to participants in the A. Schulman, Inc. 2002 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1). Pursuant to the instructions to Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     A. Schulman, Inc. (the “Company”) incorporates by reference into this Registration Statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the year ended August 31, 2002;

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses that such officer or director actually and reasonably incurred.

     Article THIRTEENTH of the Certificate of Incorporation and Section 1 of Article VI of the By-Laws of the Company provide that each person who is or was a Director, officer, employee or agent of the Company shall be indemnified by the Company against expenses (including, but not limited to, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any actual or threatened action, suit or proceeding to which he may be made a party by reason of his being, or having been, a Director, officer, employee or agent of the Company to the full extent permitted by the Delaware General Corporation Law as then in effect, upon such determination having been made as to his good faith and conduct as is required by said General Corporation Law as then in effect or, with respect to any criminal action or proceeding, upon such determination that he did not have reasonable cause to believe that his action was unlawful as is required by said General Corporation Law as then in effect. Section 3 of Article VI of the By-Laws provides that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it ultimately shall be determined that he is not entitled to be indemnified by the Company.

     The Company has purchased and maintains liability insurance policies that insure the Company’s directors and officers against certain liabilities that might be incurred by reason of their positions as directors and officers.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

     (a)  The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 24th day of January, 2003.

A. SCHULMAN, INC.

By:	/s/Robert A. Stefanko
Robert A. Stefanko Chairman of the Board of Directors and Executive Vice President — Finance and Administration

Dated: January 24, 2003

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Terry L. Haines Terry L. Haines	Director and Principal Executive Officer	January 24, 2003

/s/Robert A. Stefanko Robert A. Stefanko	Director, Principal Financial Officer and Principal Accounting Officer	January 24, 2003

Paul Craig Roberts*	Director
Peggy Miller*	Director
Willard R. Holland*	Director
James S. Marlen*	Director
John B. Yasinsky*	Director
Joseph M. Gingo*	Director

*By:	/s/Robert A. Stefanko
	Robert A. Stefanko Attorney-in-Fact	January 24, 2003

     *     Powers of attorney authorizing Robert A. Stefanko to sign this Registration Statement on behalf of certain Directors of A. Schulman, Inc. are being filed with the Securities and Exchange Commission herewith.

EXHIBIT INDEX

Exhibit		Method
Number	Description	of Filing*

4(a)	Certificate of Incorporation of the Company, defining the rights of holders of its Common Stock (incorporated by reference to Exhibit 3(a), of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1990 and Exhibits 3(b), 3(c), 3(d), 3(e) and 3(f) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002)

4(b)	A. Schulman, Inc. 1991 Stock Incentive Plan (incorporated by reference to Exhibit 10(b) to the Company’s Form 10-K for the fiscal year ended August 31, 1991)

4(c)	Amendment to A. Schulman, Inc. 1991 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Form 10-Q for the fiscal quarter ended February 29, 1996)

4(d)	Second Amendment to A. Schulman, Inc. 1991 Stock Incentive Plan (incorporated by reference to Exhibit 4(k) to the Company’s Registration Statement on Form S-8, dated December 20, 1999, Registration No. 333-93093)

4(e)	Third Amendment to A. Schulman, Inc. 1991 Stock Incentive Plan (incorporated by reference to Exhibit 4(l) to the Company’s Registration Statement on Form S-8, dated December 20, 1999, Registration No. 333-93093)

4(f)	A. Schulman, Inc. 1992 Non-Employee Directors’ Stock Option Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement dated November 12, 1992 filed as Exhibit 28 to the Company’s Form 10-K for the fiscal year ended August 31, 1992)

4(g)	Amendment to A. Schulman, Inc. 1992 Non-Employee Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.10 to the Company’s Form 10-Q for the fiscal quarter ended February 29, 1996)

4(h)	Second Amendment to A. Schulman, Inc. 1992 Non-Employee Directors’ Stock Option Plan (incorporated by reference to Exhibit 10(e) to the Company’s Form 10-K for the fiscal year ended August 31, 1998)

Exhibit		Method
Number	Description	of Filing*

4(i)	Third Amendment to A. Schulman, Inc. 1992 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 4(p) to the Company’s Registration Statement on Form S-8, dated December 20, 1999, Registration No. 333-93093)

4(j)	Fourth Amendment to A. Schulman, Inc. 1992 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-Q for the fiscal quarter ended November 30, 2000)

4(k)	A. Schulman, Inc. Directors’ Deferred Compensation Plan (incorporated by reference to Exhibit 10(h) to the Company’s Form 10-K for the fiscal year ended August 31, 1998)

4(l)	A. Schulman, Inc. 2002 Equity Incentive Plan (filed herewith)

5	Opinion of Squire, Sanders & Dempsey L.L.P. as to the Common Stock being registered (filed herewith)

23(a)	Consent of Squire, Sanders & Dempsey L.L.P. (contained in opinion filed as Exhibit 5)

23(b)	Consent of PricewaterhouseCoopers LLP (filed herewith)

24	Powers of Attorney (filed herewith)

*     All exhibits hereto are being filed by means of incorporation by reference, unless otherwise indicated.